Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-275129 on Form F-1 of our report dated March 29, 2023, relating to the financial statements of Greenfire Resources Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We consent to the use in this Registration Statement No. 333-275129 on Form F-1 of our report dated April 21, 2023, relating to the financial statements of Greenfire Resources Ltd. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We consent to the use in this Registration Statement No. 333-275129 on Form F-1 of our report dated April 21, 2023, relating to the financial statements of Japan Canada Oil Sands Limited. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

November 30, 2023